CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-248222 on Form S-6 of our report dated September 23, 2020, relating to the financial statement of FT 8919, comprising Homebuilders Recovery Select Portfolio, Series 24, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

September 23, 2020